Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President & Corporate Secretary (303) 573-1660

ROYAL GOLD ANNOUNCES SECOND QUARTER DIVIDEND

DENVER, COLORADO.  March 2, 2009:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading precious metals royalty company, today announced that its Board of Directors has declared its second quarter dividend of $0.08 per share of common stock. The dividend is payable on April 17, 2009 to shareholders of record at the close of business on April 3, 2009.  The Company has paid dividends since 2000.

Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.

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